EXHIBIT 77H


For RiverSource Emerging Markets Bond Fund:

During the six-month fiscal period ended October 31, 2006, the Fund served as an underlying investment of the RiverSource Income Builder Series funds and the RiverSource Retirement Series Trust investments. The RiverSource Income Builder Series funds, the RiverSource Retirement Series Trust investments and Ameriprise Financial, Inc., through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Global Bond Fund:

During the six-month fiscal period ended October 31, 2006, the Fund served as an underlying investment of the RiverSource Portfolio Builder Series funds, the RiverSource Income Builder Series funds and the RiverSource Retirement Series Trust investments. The RiverSource Portfolio Builder Series funds, the RiverSource Income Builder Series funds, the RiverSource Retirement Series Trust investments and Ameriprise Financial, Inc., through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Absolute Return Currency and Income Fund:

During the six-month fiscal period ended October 31, 2006, the Fund served as an underlying investment of the RiverSource Portfolio Builder Series funds and the RiverSource Income Builder Series funds. The RiverSource Portfolio Builder Series funds, the RiverSource Income Builder Series funds and Ameriprise Financial, Inc., through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.